Exhibit 10.1

PURCHASE AGREEMENT

By and Between

THE GOLD BUSINESS, LLC

as BUYER

and

OUTDOOR CHANNEL HOLDINGS, INC.

as SELLER

and

GOLD PROSPECTORS’ ASSOCIATION OF AMERICA, INC.

April 24, 2007

i

SCHEDULES

Schedule	Description

7.2(g)	Seller Officer Certificate
7.3(d)	Buyer Officer Certificate

Exhibits	Description

A	Transition Services Agreement
B	Programming License Agreement
C	Lease Agreement with Musk Ox Properties
D	Real Property
E	State Tax Liabilities

PRIVILEGED AND
CONFIDENTIAL

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is made as of April 24, 2007, by and among Outdoor Channel Holdings, Inc., a Delaware corporation (the “Seller”), Gold Prospectors’ Association of America, Inc., a California corporation and a wholly-owned subsidiary of Seller and the parent of Gold Prospectors’ Association of America, LLC, (“Parent GPAA”) and The Gold Business, LLC. (the “Buyer”).

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1                                 Certain Definitions.  The terms defined in this Agreement shall have their respective defined meanings whenever such terms are used in this Agreement, unless the context expressly or by necessary implication otherwise requires.  In addition, the following terms shall have the meanings set forth below:

(a)                            “Adjustment Amount” shall have the meaning ascribed to such term as set forth in Section 2.5(e).

(b)                           “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with, Seller or Buyer, as the case may be.  An entity shall be deemed to be in control of another entity if, and for so long as, it owns or controls more than 50% of the voting power in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority) of such other entity.

(c)                            “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

(d)                           “Agreement” shall have the meaning ascribed to such term in the introductory paragraph.

(e)                            “Airtime Agreement” means that certain agreement by and between Global Outdoors, Inc. and The Outdoor Channel, a subsidiary of the Seller, dated as of January 21, 1998.

(f)                              “Assumed Liabilities” shall have the meaning ascribed to such term in the Section 6.9 hereof.

(g)                           “Breach” shall mean any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

(h)                           “Business Day” shall mean any day other than Saturday or Sunday or any other day on which banks in California are permitted or required to be closed.

(i)                               “Buyer” shall have the meaning ascribed to such term in the introductory paragraph.

(j)                               “Buyer Disclosure Schedule” shall have the meaning ascribed to such term in Article 4.

(k)                            “Buyer Indemnified Parties” shall have the meaning ascribed to such term in Section 8.3(a).

(l)                               “Cap” shall have the meaning ascribed to such term in Section 8.3(c).

(m)                         “Closing” shall have the meaning ascribed to such term in Section 2.2.

(n)                           “Closing Date” shall have the meaning ascribed to such term in Section 2.2.

(o)                           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(p)                           “Collateral Agreements” shall mean: (i) the Transition Services Agreement; and (ii) the Programming License Agreement.

(q)                           “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

(r)                              “Consideration” shall mean $2,000,000.

(s)                            “Contract” shall mean any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

(t)                              “Covenant Breach” shall mean with respect to a Party, a breach of, nonfulfillment or failure to comply with a covenant or obligation expressly made by such Party herein or in any other certificate, document, (other than the Collateral Agreements) writing or instrument delivered by such Party pursuant to this Agreement.

(u)                           “Determination Date” shall have the meaning ascribed to such term in Section 2.5(d) hereof.

(v)                           “Employees” shall mean the employees of GPAA and LDMA as at the Closing Date.

(w)                         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(x)                             “ERISA Affiliate” shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with Seller as defined in Section 414(b) or (c) of the Code.

(y)                           “Estimated Working Capital” shall have the meaning ascribed to such terms as set forth in Section 2.5(a).

(z)                             “Final Stockholders Equity” shall have the meaning ascribed to such terms as set forth in Section 2.5(c).

(aa)                      “Gold Business” shall mean that portion of Seller’s business consisting of, and relating to the operations of LDMA and GPAA, including, but not limited to: (i) the activities involving the promotion and sale of gold prospecting expeditions to (A) the Cripple River property located near Nome, Alaska; and (B) the Pine Log property located in the Motherlode region of California; (ii) the sale of memberships in Lost Dutchman’s which entitle members to engage in gold prospecting on certain real estate properties; (iii) the sale of products and services related to gold prospecting, gold expositions, expeditions and outings including the printing and distribution of the “Gold Prospectors & Treasure Hunters in the Great Outdoors” magazine; and (iv) the Gold Business Production Rights.  For the avoidance of doubt, the Gold Business shall not include any business of Seller related to operating The Outdoor Channel®, a national television network devoted to traditional outdoor activities such as hunting, fishing and shooting sports, as well as off-road motor sports and other outdoor related lifestyle programming.

(bb)                    “Gold Business Production Rights” means the production rights and all intellectual property and intellectual property rights related to the programs “Gold Fever”, “Buzzardite Classics”, “Prospecting America”, “Iditarod”, “Buzzardite”, “Gold Prospector’s Show”, “Prospector’s Preacher”, “Prospecting for Gold” and “Gold Prospecting”, and any physical footage of the foregoing.

(cc)                      “Governmental Authorization” shall mean any approval, consent, ratification, waiver or other authorization of, or any license, registration or permit issued, granted, or given by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

(dd)                    “Governmental Entity” shall mean any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (iv) multi national organization or body; or (v) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

(ee)                      “GPAA” shall mean Gold Prospectors’ Association of America, LLC, a California limited liability company, a wholly-owned indirect Subsidiary of Seller.

(ff)                          “GPAA Membership Interests” shall have the meaning ascribed to such term in Section 3.14.

(gg)                    “Indemnified Party” shall have the meaning ascribed to such term in Section 8.4(a).

(hh)                    “Indemnifying Party” shall have the meaning ascribed to such term in Section 8.4(a).

(ii)                            “Knowledge” shall mean the actual knowledge, as of the date hereof, of (i) in the case of Seller, Perry T. Massie, William A. Owen and Thomas E. Hornish, and (ii) in the case of Buyer, Thomas H. Massie.

(jj)                            “LDMA” shall mean LDMA-AU, Inc., a Nevada corporation, a wholly-owned Subsidiary of Seller.

(kk)                      “LDMA Stock” shall have the meaning ascribed to such term in Section 3.13.

(ll)                            “Legal Requirement” shall mean any federal, state, county, local, municipal, foreign or other law, ordinance, principle of common law, code, regulation, statute, legislation, constitution, resolution, ordinance, code, edict, decree, proclamation, convention, treaty, rule, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(mm)                “Lien” shall mean any lien, claim, preference, charge, license, equity, trust, equitable interest, security interest, mortgage, pledge, hypothecation, encumbrance, right of possession, lease, tenancy, license, encroachment, easement, conditional sale, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, title retention agreement, defect in title, covenant, condition or other restrictions of any kind (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(nn)                    “Losses” shall mean any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses), deficiencies or other charges.

(oo)                    “Notice of Disagreement” shall have the meaning ascribed to such term as set forth in Section 2.5(d).

(pp)                    “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (b) Contract with any Governmental Entity entered into in connection with any Proceeding.

(qq)                    “Parent GPAA” shall have the meaning ascribed to such term in the introductory paragraph.

(rr)                          “Party” and “Parties” shall mean the Buyer, Seller and Parent GPAA.

(ss)                      “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(tt)                          “Post Closing Statement” shall have the meaning ascribed to it Section 2.5(c).

(uu)                    “Potential Contributor” shall have the meaning ascribed to such term in Section 8.8.

(vv)                    “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, audit, examination or investigation (other than a routine inspection) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

(ww)                “Programming License Agreement” shall mean the programming license agreement, entered into by and between Seller and Buyer as of the Closing Date, in form and substance satisfactory to Buyer and Seller, attached hereto as Exhibit B.

(xx)                        “Purchase Price” shall mean $2,000,000.

(yy)                    “Real Property” shall mean those properties in their commonly known names set forth on Exhibit D hereto.

(zz)                        “Receiving Party” shall have the meaning ascribed to such term in Section 8.4.

(aaa)                “Records” shall mean information of Seller that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form and related to the Gold Business, including client and customer lists and records, research and development reports and records, production reports and records, service and warranty records, operating guides and manuals, design databases and records, and test and characterization programs and procedures and records, but excluding records relating to the operation of The Outdoor Channel, Inc. by the Seller and emails (except to the extent that any of the Records described above are embodied solely in email form).

(bbb)             “Representatives” shall mean with respect to a Party, the directors, officers, employees, agents, investment bankers, attorneys, accountants and other advisors to, or representatives of, such Party and/or its Subsidiaries.

(ccc)                “Securities” shall mean all 2,000 shares of LDMA Stock and 100% of the GPAA Membership Interests.

(ddd)             “Securities Act” shall mean the Securities Act of 1933, as amended.

(eee)                “Seller” shall have the meaning ascribed to such term in the introductory paragraph.

(fff)                      “Seller Disclosure Schedule” shall have the meaning ascribed to such term in Article 3.

(ggg)             “Seller Indemnified Parties” shall have the meaning ascribed to such term in Section 8.2(a).

(hhh)             “Seller Material Adverse Effect” shall mean any event, condition, change, development, state of facts or other matter (each an “Effect”), individually or in combination with any other Effect, that has had or could reasonably be expected to have a materially adverse effect on (i) the Securities, GPAA, or LDMA, or (ii) the ability of Seller to consummate the transactions contemplated hereby or any agreements delivered or entered into in connection herewith; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute a Seller Material Adverse Effect, nor shall any of the following be taken into account in determining whether there has been a Seller Material Adverse Effect: any Effect resulting from or arising out of (i) the announcement of this Agreement or pendency of the transactions contemplated hereby, including loss of Employees (but only to the extent that such Effect is the direct and proximate cause of such announcement or pendency), (ii) fluctuations in the Seller’s stock price, (iii) performance by a Party of its obligations under this Agreement or as required by applicable Laws or accounting requirements, (iv) general economic conditions in the United States that do not disproportionately and adversely affect the Gold Business, taken as a whole, in any material respect, and (v) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof.

(iii)                         “Seller Plans” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each severance, change in control, retention or employment, termination pay, performance, retirement, thrift, savings plan, program or agreement, and any pension, profit sharing, deferred compensation, vacation, paid time off, perquisite, fringe benefit, incentive, bonus, stock option, stock purchase, stock appreciation, and restricted stock plan, disability, death benefit, hospitalization, medical, dental, life or other insurance (whether insured or self-insured), welfare benefit, employee loan, employee assistance, supplementary unemployment benefit or any other plan, program, arrangement, understanding, or policy (whether or not legally binding) under which any Employee has any present or future right to benefits and under which Seller or any of its ERISA Affiliates has had or has any present or future liability.

(jjj)                         “State Tax Liabilities” shall have the meaning ascribed to it in Section 6.9 hereof.

(kkk)                “Stockholders Equity” shall mean the assets minus the liabilities adjusted consistent with the March Balance Sheet.

(lll)                         “Subsidiary” shall mean with respect to a Party, any other corporation, limited liability company, general or limited partnership, unincorporated association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Party, or one or more of the other Subsidiaries of such Party or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Party, or one or more Subsidiaries of such Party or a combination thereof.

(mmm)       “Survival Date” shall have the meaning ascribed to such term in Section 8.1.

(nnn)             “Tax(es)” shall mean with respect to any Person: (i) any federal, state, provincial, regional, county, local or foreign and other taxes (including without limitation, any income (net, gross, or otherwise), alternative or add on minimum tax, gross income, gross receipts, property, sales, value added, use, transfer, gains, license, excise, employment, payroll, services, franchise, ad valorem, recording, excise, stamp, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever), together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by a Governmental Entity, (ii) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (i) of this definition, and (iii) any liability of such Person for the payment of any amounts of the type described in (i) as the result of any obligation to indemnify any other Person, by way of a Tax sharing agreement, or otherwise.

(ooo)             “Tax Return(s)” shall mean all federal, state, local and foreign returns and reports, consolidated or otherwise (including without limitation information returns, elections, declarations, estimates, disclosures, schedules, claims for refund) required to be filed with any Governmental Entity.

(ppp)             “Third Party” shall mean a Person that is not a Party to this Agreement.

(qqq)             “Third Party Claim” shall mean any claim against any Buyer Indemnified Party or Seller Indemnified Party by a Third Party, whether or not involving a Proceeding.

(rrr)                      “Transition Services Agreement” shall mean the transition services agreement, entered into by and between Seller and Buyer as of the Closing Date, in form and substance satisfactory to Buyer and Seller, attached hereto as Exhibit A.

(sss)                “Treasury Regulations” or “Treas. Reg.” shall mean the Regulations promulgated under the Internal Revenue Code of 1986, as amended.

(ttt)                      “WARN Act” shall mean the Worker’s Adjustment and Retraining Notification Act of 1988, as amended.

(uuu)             “Warranty Breach” shall mean with respect to a Party, an inaccuracy in or Breach of any representation or warranty expressly made by such Party herein or in such Party’s Disclosure Schedule, any certificate delivered by such party pursuant to Section 2.4, any transfer instrument or any other certificate or document (other than the Collateral Agreements) delivered by such Party pursuant to this Agreement (without giving effect to any update to such Party’s Disclosure Schedule).

1.2                                 Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 2

PURCHASE AND SALE; CLOSING

2.1                                 Sale and Issuance of Securities.  Subject to the terms and conditions of this Agreement, at the Closing, the Buyer agrees to purchase, and the Seller agrees to sell to the Buyer, all 2,000 outstanding shares of LDMA Stock and 100% of the GPAA Membership Interests (collectively, the “Securities”) in exchange for the Consideration.

2.2                                 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation 12235 El Camino Real, Suite 200, San Diego, California 92130, at 10:00 a.m. local time following the satisfaction or written waiver of the last of the conditions of Closing as set forth in Article 7 (other than those conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or on such other date the Parties may mutually determine (the “Closing Date”).

2.3                                 Further Assurances; Post-Closing Cooperation.

(a)                            On the Closing Date, Seller shall, at no cost to Buyer in the manner and form reasonably specified by Buyer, deliver to Buyer all of the Securities.

(b)                           Following the Closing, the Seller will provide the Buyer, upon the Buyer’s reasonable prior written request, with copies and extracts from any Records relating to GPAA and LDMA in its possession with respect to periods prior to the Closing, to the extent that such access may be reasonably required by the Party or its Representatives in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, including by any Indemnified Party (as defined below), (iii) compliance with the requirements of any Governmental Entity, (iv) in connection with any actual or threatened Proceeding; or (v) operation of the Gold Business post-Closing.

2.4                                 Delivery.

(a)                            Deliveries by Seller.  At the Closing, Seller will deliver or cause to be delivered to Buyer the following:

(i)                                   an assignment of membership interest in the name of Buyer representing 100% of the GPAA Membership Interests;

(ii)                                an assignment separate from stock certificate transferring 100% of the LDMA Stock into the name of Buyer;

(iii)                             a balance sheet of the Gold Business as at March 31, 2007 (the “March Balance Sheet”) adjusted to reverse inter-company receivables and a balance sheet of the Gold Business as at December 31, 2006;

(iv)                            cash and cash equivalents to remain in the Gold Business of no more than $824,583 (the “Gold Cash”)

(v)                               resignation letters of Thomas E. Hornish whereby Mr. Hornish agrees to resign his position as Secretary and director of LDMA;

(vi)                            the Seller Officer Certificate referred to in Section 7.2(g) hereunder;

(vii)                         the LDMA/AU Management Contract;

(viii)                      resignation letters of Perry Massie whereby Mr. Massie agrees to resign his position as Director, Vice President and Secretary of Parent GPAA and as President and Chairman of the Board of LDMA;

(ix)                              the deeds to the Real Property;

(x)                                 the Transition Services Agreement, duly executed by Seller; and

(xi)                              the Programming License Agreement, duly executed by Seller.

(b)                           Deliveries by Buyer.  At the Closing, Buyer will deliver or cause to be delivered to Seller the following:

(i)                                   the Consideration;

(ii)                                cash remaining in the Gold Business in excess of the Gold Cash ($1,588,932);

(iii)                             the certificate referred to in Section 7.3(d) hereunder;

(iv)                            the Transition Services Agreement, duly executed by Buyer; and

(v)                               the Programming License Agreement, duly executed by Buyer.

2.5                                 Purchase Price Adjustment.

(a)                            Delivery of Balance Sheet.  On the Closing Date, the Seller shall deliver to the Buyer the March Balance Sheet setting forth the assets and liabilities of the Gold Business and the Stockholders Equity of the Gold Business as of March 31, 2007 (the “Estimated Stockholders Equity”).

(b)                           Post-Closing Balance Sheet.  Within ninety (90) calendar days after the Closing Date, the Buyer shall prepare and deliver to the Seller a statement (the “Post Closing Statement”) setting forth its calculation of the Stockholders Equity as of the close of business on the Closing Date (the “Final Stockholders Equity”) prepared in accordance with the past practices of the Seller in the ordinary course of business.

(c)                            Disputes.  During the thirty-(30)-calendar-day period following receipt of the Post-Closing Statement, the Seller shall be permitted to review the books, records, working papers and all other information and materials reasonably related to the Post-Closing Statement, and the Buyer shall cooperate with the Seller to provide it with reasonable access to facilities and personnel (including those responsible for the preparation of the Post-Closing Statement) and any other information used in preparing the Post-Closing Statement reasonably requested by them.  The

Post-Closing Statement shall become final and binding on the thirtieth (30th) calendar day following the Seller’s receipt thereof, provided the Buyer has reasonably cooperated as provided above, unless the Seller gives written notice of its disagreement with the Post-Closing Statement (a “Notice of Disagreement”) to the Buyer on or prior to such date.  Any Notice of Disagreement shall specify the nature of any disagreement so asserted.  If a Notice of Disagreement is received by the Buyer in a timely manner, then the Post-Closing Statement (as revised in accordance with this sentence) shall become final and binding on the earlier of (i) the date on which the Buyer and the Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date on which any disputed matters are finally resolved in writing by the parties (the earlier of such dates the “Determination Date”).  During the fifteen-(15)-calendar-day period following the delivery of a Notice of Disagreement, the Buyer and the Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  If such dispute has not been resolved by the end of such fifteen- (15)-calendar-day period, the Buyer and the Seller shall escalate the dispute to their respective Chief Financial Officers or similar level executives who shall consider the dispute in a mutually agreeable location and shall attempt in good faith to resolve the dispute.  If such officers are unable to resolve such dispute within ten (10) calendar days, the Buyer and the Seller shall submit for arbitration any and all matters that remain in dispute and were properly included in the Notice of Disagreement.

(d)                           Final Purchase Price Adjustment.  The final purchase price of the Gold Business shall be payable in cash adjusted by an amount equal to the Final Stockholders Equity minus the Estimated Stockholders Equity (“Adjustment Amount”), which may be positive or negative.  If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the absolute value of the Adjustment Amount, and if the Adjustment Amount is a negative number, then the Purchase Price shall be decreased by the absolute value of the Adjustment Amount.

(i)                                   If the Adjustment Amount is a positive number then, promptly following the Determination Date, and in any event within five (5) Business Days thereafter, the Buyer shall pay to the Seller the Adjustment Amount, as finally determined, plus interest on the Adjustment Amount from the Closing Date to the date of payment at the “Prime Rate” of interest published in the “Money Rates” column of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date.

(ii)                                If the Adjustment Amount is a negative number then, promptly following the Determination Date, and in any event within five (5) Business Days thereafter, the Seller shall pay to the Buyer an aggregate amount equal to the absolute value of the Adjustment Amount, as finally determined, plus interest on the absolute value of the Adjustment Amount from the Closing Date to the date of payment at the “Prime Rate” of interest published in the “Money Rates” column of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT GPAA

Except as specifically disclosed in the Seller’s public filings (which can be found at www.sec.gov) and the Seller’s disclosure schedule attached hereto (the “Seller Disclosure Schedule”) (each such disclosure of which shall clearly reference the appropriate section and, if applicable, subsection of this Article 3 to which it relates, and each such disclosure of which shall be deemed to be incorporated by reference into the representations and warranties made in this Article 3; provided, that any information disclosed under any paragraph of the Seller Disclosure Schedule shall be deemed disclosed and incorporated into any other section, subsection, paragraph and clause hereof where it is reasonably apparent that such disclosure, without reference to extrinsic documentation, is relevant to such other section, subsection, paragraph or clause), Seller and Parent GPAA hereby represent and warrant to Buyer as follows:

3.1                                 Organization and Qualification; Subsidiaries.  Seller and Parent GPPAA are each a corporation duly organized, validly existing and in good standing under the laws of Delaware and California, respectively.  Seller and Parent GPAA have all necessary corporate powers to own its properties and to carry on its business as currently owned and operated, and is duly qualified to transact business and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary, except where the failure to obtain such qualification would not result in a material adverse effect to the Seller.  Seller’s wholly-owned subsidiary, Parent GPAA, is the record and beneficial owner of all outstanding membership interests of GPAA, free and clear of any Liens.  Seller is the record and beneficial owner of all outstanding shares of LDMA Stock, free and clear of any Liens.

3.2                                 Authority; No Conflict.  Seller and Parent GPAA have all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements, and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Collateral Agreements, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller or Parent GPAA.  This Agreement has been duly executed and delivered by Seller and Parent GPAA and constitutes the valid and binding obligations of Seller and Parent GPAA enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies.  The Collateral Agreements, when executed and delivered by Seller and Parent GPAA, will constitute the valid and binding obligation of Seller and Parent GPAA enforceable in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies.  The execution and delivery of this Agreement and the Collateral Agreements do not or will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of Seller’s or Parent GPAA’s certificate of incorporation or bylaws, as amended, or (b) any material agreement or instrument, permit, license, judgment, Order, statute, law, ordinance, rule or regulation applicable to Seller, Parent GPAA or their respective properties or assets.

For purposes of the representations and warranties made in Sections 3.3 through 3.9 and 3.11, all references to “Seller” shall be deemed to also refer to GPAA and LDMA.

3.3                                 Consents.  Except as set forth on Section 3.3 of the Seller Disclosure Schedule, no consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any Third Party is required by or with respect to Seller or Parent GPAA in connection with the execution and delivery of this Agreement or the Collateral Agreements by Seller and Parent GPAA or the consummation by Seller and Parent GPAA of the transactions contemplated hereby or thereby.

3.4                                 Litigation.  To the Knowledge of the Seller, there is no claim or Proceeding of any nature pending or, to Seller’s Knowledge, threatened against Seller or Parent GPAA, which (a) relates to GPAA and LDMA; or (b) challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.  To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to any such claim or Proceeding.

3.5                                 Brokers or Finders.  Neither the Seller nor Parent GPAA has engaged any Person entitled to, or taken any action that would reasonably be expected to result in any Person being entitled to, receive from Seller any fee or commission as a finder or a broker in connection with this Agreement or the transactions contemplated hereby.

3.6                                 Governmental Consent.  To the Knowledge of the Seller and Parent GPAA, no consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of either Seller or Parent GPAA is required in connection with the valid execution and delivery of this Agreement, or the offer and sale of the Securities or the consummation of any other transaction contemplated by this Agreement, except (i) the filing of such notices as may be required under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) such filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefore.

3.7                                 Financial Information.

(a)                            The Seller has delivered to the Buyer (i) the unaudited balance sheet and income statement of the Gold Business as of December 31, 2006, and (ii) the March Balance Sheet, (collectively, the “Financial Statements”).  The Financial Statements (i) are true, accurate and complete, (ii) are consistent with the Seller’s books and records and (iii) present fairly and accurately the financial position of the Gold Business as of the respective dates thereof and the results of operations of the Gold Business as of and through such dates.

(b)                           To the Knowledge of the Seller, all Accounts Receivable of the Gold Business are fully collectible in the ordinary course of business within three (3) months except to the extent of an amount not in excess of the reserve for doubtful accounts reflected on the March Balance Sheet.

3.8                                 Taxes.  For the purpose of this Section 3.8, and except as otherwise noted, “Seller” shall include each of Seller, Parent GPAA, GPAA, LDMA (and any respective Subsidiaries thereof), and each Affiliated Group for each taxable year during which Parent GPAA and LDMA was a member of the group. Except for the State Tax Liabilities:

(a)                            Seller has timely filed all material Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all material respects in so far as they relate to Parent GPAA, GPAA, and LDMA (and any Subsidiaries thereof).

(b)                           The accrued liability for Taxes of Seller on or before the date hereof (i) did not, as of the date of the Seller’s most recent regularly prepared balance sheet, exceed the reserve for Tax liability set forth thereon, and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

(c)                            All Taxes due and owing by Seller with respect to the Gold Business on or before the date hereof (whether or not shown on any Tax Return) have been paid.

(d)                           Since December 31, 2006, Seller has not incurred any liability for Taxes outside the ordinary course of business that would adversely affect Buyer’s ownership of the Gold Business.

(e)                            Except for Taxes for the period ended December 31, 2006, the Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

(f)                              No claim has ever been made by a Governmental Entity in a jurisdiction where Seller does not file Tax Returns that Parent GPAA, GPAA or LDMA is or may be subject to taxation by that jurisdiction.

(g)                           Seller has delivered or made available to Buyer complete and accurate copies of all Tax Returns of the Seller (to the extent related to Parent GPAA, GPAA, and LDMA (and predecessors of each), for the years ended December 31, 2004, 2005 and 2006, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Seller since December 31, 2001.

(h)                           With respect to Parent GPAA, GPAA and LDMA, Seller has not received from any Governmental Entity any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted or assessed by any Governmental Entity against Seller for which Parent GPAA, GPAA, or LDMA could be liable for outstanding Taxes.

(i)                               With respect to Parent GPAA, GPAA and LDMA, (i) no Proceedings are pending or being conducted with respect to any Tax matter, (ii) no power of attorney with respect to any Taxes of seller has been filed or executed with any Governmental Entity which is still effective, (iii) there are no matters under discussion with any Governmental Entity, or known to Seller with respect to Taxes that are likely to result in an additional liability for Taxes with respect to Seller, and (iv) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency nor has any request been made in writing for any such extension or waiver.

(j)                               With respect to Parent GPAA, GPAA and LDMA, Seller has timely withheld and remitted all Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, including without limitation, with respect to the Employees, all federal and state income Taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be withheld and paid.

(k)                            Neither Parent GPAA, GPAA, nor LDMA (nor any respective Subsidiaries) (A) has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller, Outdoor Channel Holdings, Inc.), (B) owes any amount under, or is (over ever was) a party to, any Tax sharing, indemnification or allocation agreement, (C) has any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l)                               Seller, Outdoor Channel Holdings, Inc., has filed a consolidated federal income Tax Return with Parent GPAA, and LDMA (and its respective Subsidiaries) for the taxable year immediately preceding the current Tax year and is eligible to make a Code Section 338(h)(10) election as it relates to the acquisition of LDMA.

(m)                         There are no Tax Liens on the assets being acquired from Seller attributable to Taxes, other than with respect to Taxes not yet due and payable.

(n)                           The Seller is not, nor has it ever been, a “foreign person” within the meaning of Section 1445 of the Code.

(o)                           Neither Parent GPAA, GPAA, nor LDMA (nor any of its respective Subsidiaries) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement.

(p)                           Neither GPAA nor LDMA (nor any of its respective Subsidiaries) (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code, or (ii) has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments that would not be fully deductible by reason of Section 162(m) or Section  404 of the Code.

(q)                           Neither Parent GPAA, GPAA, nor LDMA (nor any of its respective Subsidiaries) owns any interest in an entity that is characterized as a partnership for federal income Tax purposes.

(r)                              There are no deferred inter-company gains relating to Parent GPAA, GPAA, or LDMA, including under Treasury Regulation Section 1.1502-13 (or any similar provision of state, local or foreign law) that must be recognized pursuant to the transfers under this Agreement.

(s)                            GPAA is treated as a “disregarded entity” for federal income tax purposes.

3.9                                 Insurance.  All insurance policies of Seller with respect to GPAA and LDMA are (a) in full force and effect (b) are issued by an insurer that is financially sound and reputable, (c) taken together, provide adequate insurance coverage for GPAA and LDMA for all risks to which GPAA and LDMA are normally exposed, and (d) are sufficient for compliance with all Legal Requirements and Contracts related to GPAA and LDMA.  Seller, Parent GPAA, GPAA and LDMA have not received any notice or other communication regarding any actual or proposed (x) cancellation or invalidation of any such insurance policy, (y) refusal of any coverage or rejection of any claim under any such insurance policy, or (z) adjustment in the amount of the premiums payable with respect to any such insurance policy (other than customary annual adjustments).  Seller, GPAA and LDMA have paid all premiums due, and has otherwise performed all of its obligations, under all such insurance policies.  There is no pending workers’ compensation or other claim under or based upon any such insurance policy of GPAA and LDMA by any Employee or otherwise related to the Gold Business. Notwithstanding the foregoing, the insurance coverage for LDMA and GPAA under the Seller’s current insurance policies will terminate at Closing.

3.10                           Employees; Labor Disputes.

(a)                            As of the date of this Agreement, GPAA and LDMA are not (i) parties to any collective bargaining agreement applicable to the Employees; (ii) subject to a legal duty to bargain (exclusive of any notification and consultation obligations) with any trade union on behalf of the Employees; or (iii) the object of any attempt to organize the Employees for collective bargaining purposes or presently operating under an expired collective bargaining agreement.  As of the current time and within the last twenty-four (24) months, GPAA and LDMA are not and have not been a party to or subject to any strike, work stoppage, organizing attempt, picketing, boycott or similar activity with respect to the Employees.

(b)                           There have not been any plant closings, mass layoffs or other terminations of employees of GPAA and LDMA at any time which would create any obligations or liabilities under the WARN Act or similar Legal Requirements.  Neither GPAA nor LDMA are parties to any Contract or subject to any requirement that in any manner restricts Buyer from relocating, consolidating, merging or closing, in whole or in part, any portion of GPAA and LDMA and Employees, subject to applicable Legal Requirements.

(c)                            With respect to the Employees, GPAA and LDMA have complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational safety and health.  Seller, GPAA and LDMA are not liable for the payment of any Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(d)                           GPAA and LDMA are not and will not be required to make any filing with or give any notice to, or to obtain any approval, consent, ratification, waiver or other authorization from, any Governmental Entity in relation to any of the Employees in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation or performance of the transactions contemplated hereby and thereby.

3.11                           Employment and Benefits.

(a)                            No event has occurred and there has been no failure to act on the part of GPAA or LDMA or any administrator of any Seller Plan that could subject Buyer or its Subsidiaries to the imposition of any tax, penalty or other liability with respect to any Seller Plans, whether by way of indemnity or otherwise.  With respect to each Seller Plan, (i) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which Seller or any of its Subsidiaries or any of their respective employees or any trustee, administrator or other fiduciary of such Seller Plan, or any agent of the foregoing that would subject Seller or any of its Subsidiaries or, to the Knowledge of Seller, any of their respective employees, or a trustee, administrator or other fiduciary of any trust created under any Seller Plan, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (ii) neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any trustee, administrator or other fiduciary of any Seller Plan nor any agent of the forgoing, has engaged in any transaction or acted in a manner, or failed to act in a manner that would subject Seller or its Subsidiaries or, any trustee, administrator or other fiduciary, to any material liability for breach of fiduciary duty under ERISA or any other applicable Legal Requirements.

(b)                           Neither Seller nor any ERISA Affiliate of Seller has sponsored, maintained, participated in or contributed to, and does not now sponsor, maintain, participate in or contribute to, (i) any multi-employer plan, as defined in Section 3(37) of ERISA or a multi-employer benefit plan, (ii) any plan subject to Title IV of ERISA, (iii) any Seller Plan subject to the minimum funding requirements of Section 412 of the Code, or (iv) any plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits after retirement to any former Employee, except as required by Section 4980B of the Code or similar laws.  Neither Seller nor any ERISA Affiliate of Seller has any unsatisfied liability under Title IV of ERISA or Section 412 of the Code.

(c)                            All obligations of Seller and its ERISA Affiliates relating to group health plan continuation coverage, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code (or similar state law), including, but not limited to, such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been timely performed.

(d)                           All amounts owing in respect of employee payroll withholding obligations, remittances, premiums, contributions and assessments under provincial or federal statutes or employee benefit plans have been fully accrued in the books and Records of Seller and its Subsidiaries and wages, vacation pay, holiday pay and employee benefits of the employees of Seller and its Subsidiaries have been fully accrued in Seller’s books and Records and reflected as such in Seller’s financial statements.

(e)                            To the Knowledge of Seller, all Employees have the legal right to perform services for Seller and its Subsidiaries without condition in accordance with local immigration, work permit and similar applicable laws and regulations.

(f)                              Each individual falling within the definition of Employee performs all or substantially all of his or her services for or on behalf of Seller and in connection with the Gold Business.

3.12                           Customers; Vendors.  To Seller’s Knowledge, GPAA and LDMA have not received any notice or other communication in writing or otherwise indicating that any customer (or other Person) intends to cease dealing with GPAA and LDMA or to otherwise significantly reduce the volume of business transacted by such Person with GPAA and LDMA below historical levels (other than in the ordinary course of negotiations).  To Seller’s Knowledge, GPAA and LDMA have not received any notice or other communication (in writing or otherwise), indicating that any vendor from which GPAA and LDMA purchases goods and/or services intends to cease acting as a vendor for such Products or otherwise dealing with GPAA and LDMA (other than in the ordinary course of negotiations).

3.13                           LDMA-AU.  LDMA is a corporation duly organized, validly existing and in good standing under the laws of Nevada.  LDMA has all necessary corporate powers to own its properties and to carry on its business as currently owned and operated.  Each of the articles of incorporation and bylaws of LDMA, each as amended to date, is in full force and effect, and LDMA is not in violation of any of the provisions of such documents.  Prior to the Closing, Seller shall deliver to Buyer a true, complete and correct copy of the current articles of incorporation and bylaws of LDMA, each as amended to date, and a list of the current officers and directors of LDMA.

(a)                            The authorized capital stock of LDMA (“LDMA Stock”) consists of Two Thousand (2,000) shares of common stock, par value $1.00 per share, of which Two Thousand  (2,000) shares are issued and outstanding.  All outstanding shares of LDMA Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable law, the certificate of incorporation or bylaws of LDMA or any Contract to which LDMA, Seller or any other Subsidiary of Seller is a party or otherwise bound.  None of the outstanding shares of LDMA Stock have been issued in violation of any federal or state securities laws.

(b)                           To Seller’s Knowledge, no security convertible or exchangeable into or exercisable for LDMA Stock has been issued or reserved for issuance or is outstanding as of the date of this Agreement.  There are no options, preemptive rights, warrants, calls, rights, stockholder agreements, voting trusts, proxies or other contracts of any kind to which LDMA, Seller or any other Subsidiary of Seller is a party, or by which any of them is bound, (x) obligating any of them to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of LDMA Stock or other securities convertible or exchangeable into or exercisable for LDMA Stock or (y) otherwise relating to LDMA Stock or other securities convertible or exchangeable into or exercisable for LDMA Stock.

(c)                            To the Seller’s Knowledge, the execution and delivery of this Agreement and the Collateral Agreements do not or will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of LDMA’s certificate of incorporation or bylaws, as amended, or (b) any material agreement or instrument, permit, license, judgment, Order, statute, law, ordinance, rule or regulation applicable to LDMA or its properties or assets.

3.14                           GPAA.

(a)                            GPAA is a limited liability company duly organized, validly existing and in good standing under the laws of California.  GPAA has all necessary corporate powers to own its properties and to carry on its business as currently owned and operated.  The GPAA Operating Agreement, as amended to date, is in full force and effect, and GPAA is not in violation of any of the provisions of such document.  Prior to Closing, Seller shall deliver to Buyer a true, complete and correct copy of the Operating Agreement of GPAA, as amended to date.

(b)                           Parent GPAA is the sole member of GPAA and holds 100% of the outstanding membership interests (“GPAA Membership Interests”).  The GPAA Membership

Interests are duly authorized, validly issued, and fully paid and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable law, the Operating Agreement of GPAA or any Contract to which GPAA, Seller or any other Subsidiary of Seller is a party or otherwise bound.  None of the GPAA Membership Interests have been issued in violation of any federal or state securities laws.

(c)                            To Seller’s Knowledge, no security convertible or exchangeable into or exercisable for GPAA Membership Interests has been issued or reserved for issuance or is outstanding as of the date of this Agreement.  There are no options, preemptive rights, warrants, calls, rights, stockholder agreements, voting trusts, proxies or other contracts of any kind to which GPAA, Seller or any other Subsidiary of Seller is a party, or by which any of them is bound, (x) obligating any of them to issue, deliver or sell, or cause to be issued, delivered or sold, additional GPAA Membership Interests or other securities convertible or exchangeable into or exercisable for GPAA Membership Interests or (y) otherwise relating to GPAA Membership Interests or other securities convertible or exchangeable into or exercisable for GPAA Membership Interests.

(d)                           To the Seller’s Knowledge, the execution and delivery of this Agreement and the Collateral Agreements do not or will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of GPAA’s operating agreement and constating documents, as amended, or (b) any material agreement or instrument, permit, license, judgment, Order, statute, law, ordinance, rule or regulation applicable to GPAA or its properties or assets.

3.15                           Restrictions on Business Activities.  To the Knowledge of the Seller, there is no contract (non-competition or otherwise) judgment, injunction, order or decree to which LDMA or GPAA is a party or otherwise binding upon LDMA or GPAA which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of LDMA or GPAA (including any restrictions on selling, licensing, manufacturing or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, any acquisition of property (tangible or intangible) by LDMA or GPAA, the conduct of the Gold Business by LDMA or GPAA, or otherwise limiting the freedom of LDMA or GPAA to engage in any line of business or to compete with any person.)

3.16                           Arm’s Length Negotiations.  Seller represents that this Agreement and the transactions contemplated hereby were negotiated at arm’s length from the Buyer.  Seller has had the opportunity to review this Agreement, including all attachments hereto, and the transactions contemplated by this Agreement with Seller’s own legal counsel, tax advisors and other advisors.

3.17                           Assets and Real Property of Gold Business.  The Real Property and, to the Knowledge of the Seller, all of the assets of the Gold Business, including the Gold Business Production Rights, are currently owned by LDMA and GPAA.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as specifically disclosed in the Buyer disclosure schedule attached hereto (the “Buyer Disclosure Schedule”) each such disclosure of which shall clearly reference the appropriate section and, if applicable, subsection of this Article 4 to which it relates, and each such disclosure of which shall be deemed to be incorporated by reference into the representations and warranties made in this Article 4; provided, that any information disclosed under any paragraph of the Buyer Disclosure Schedule shall be deemed disclosed and incorporated into any other section, subsection, paragraph and clause hereof where it is reasonably apparent that such disclosure, without reference to extrinsic documentation, is relevant to such other section, subsection, paragraph or clause, Buyer hereby represents and warrants to Seller as follows:

4.1                                 Organization and Qualification.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of California.  Buyer has all necessary corporate powers to own its properties and to carry on its business as currently owned and operated, and is duly qualified to transact business and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary.

4.2                                 Access to Data.  The Buyer has had an opportunity to ask questions of, and receive answers from, the officers of the Seller concerning the Agreement, the exhibits and schedules attached hereto and thereto and the transactions contemplated by the Agreement, as well as the business, management and financial affairs of GPAA and LDMA, which questions were answered to its satisfaction.  The Buyer believes that it has received all the information such Buyer considers necessary or appropriate for deciding whether to purchase the Securities.  Buyer understands that such discussions, as well as any information issued by the Seller, were intended to describe certain aspects of the business and prospects of GPAA and LDMA, but were not necessarily a thorough or exhaustive description.  Buyer acknowledges that any business plans prepared by the Seller have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results.  The Buyer also acknowledges that it is relying solely on its own counsel and not on any statements or representations of the Seller or its agents for legal advice with respect to this investment or the transactions contemplated by the Agreement.

4.3                                 Tax Advisors.  The Buyer has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreement.  With respect to such matters, such Buyer relies solely on such advisors and not on any statements or representations of the Seller or any of its agents, written or oral.  The Buyer understands that it (and not the Seller) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreement.

4.4                                 Authority.  Buyer has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements, and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Collateral Agreements, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies.  The Collateral Agreements, when executed and delivered by Buyer, will constitute the valid and binding obligation of Buyer enforceable in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies.  The execution and delivery of this Agreement and the Collateral Agreements do not or will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of Buyer’s operating agreement, or (b) any material agreement or instrument, permit, license, judgment, Order, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets.

4.5                                 Consents.  No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any Third Party is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the related agreements contemplated herein by Buyer or the consummation by Buyer of the transactions contemplated hereby or thereby.

4.6                                 Brokers or Finders.  Buyer has not engaged any Person entitled to, or taken any action that might result in any person being entitled to receive, any fee or commission as a finder or a broker in connection with this Agreement or the transactions contemplated hereby.

4.7                                 Litigation.  There is no claim or Proceeding of any nature pending or, to Buyer’s Knowledge, threatened against Buyer, which (a) relates to Buyer, any of its assets, or the Consideration; or (b) challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.  To the Knowledge of Buyer, no event has occurred or circumstance exists that is reasonably likely to give rise to any such claim or Proceeding.  There is no Order to which Buyer or any of its assets is subject.

4.8                                 Compliance with Other Instruments.  Buyer is not in violation or default of any provision of its operating agreement.  Buyer is not in violation of, or default under any provision of any instrument, mortgage, deed of trust, loan, contract, commitment or obligation to which it is a party or by which it or any of its properties are bound, which violations or defaults, individually or in the aggregate, would have a material adverse effect.  To Buyer’s Knowledge, Buyer is not in violation of any provision of any Legal Requirement which would have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby or any judgment, decree or Order to which it is a party.

4.9                                 Disclosure.  No representation or warranty made by Buyer in this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

4.10                           Arm’s Length Negotiation.  Buyer acknowledges that Wilson Sonsini Goodrich & Rosati, Professional Corporation, is representing only the Seller in this transaction.  Buyer represents that this Agreement and the transactions contemplated hereby were negotiated at arm’s length from the Seller.  Buyer has had the opportunity to review this Agreement, including all attachments hereto, and the transactions contemplated by this Agreement with Buyer’s own legal counsel, tax advisors and other advisors.

ARTICLE 5

OMITTED

ARTICLE 6

COVENANTS AND AGREEMENTS

6.1                                 Filings.  As promptly as practicable after the Closing Date, Buyer and Seller shall each make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated under this Agreement and the Collateral Agreements; provided, however, that Seller shall not be required to dispose of or make any change to its business or expend any material funds or incur any other burden to comply with this Section 6.1.

6.2                                 Non-Solicitation.

(a)                            Seller agrees that for a period of two (2) years from and after the Closing Date it shall not, and it shall cause and each of its Subsidiaries not to, without the prior written consent of Buyer, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of Buyer or any of its Subsidiaries) any Employee, unless such person ceased to be an employee of Buyer and/or its Subsidiaries; provided, however, that in no event will any solicitation through the placement of general employment advertising, internet postings, employee referrals, or other publication for general circulation be prohibited by this Section 6.2.

(b)                           Except with respect to an Employee or any person who has ceased to be an employee of Seller or its subsidiaries, Buyer agrees that for a period of two (2) years from and after the Closing Date it shall not, and it shall cause each of its Subsidiaries not to, without the prior written consent of Seller, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of Seller or any of its Subsidiaries) (i) any person employed by Seller or any Subsidiary of Seller immediately following the Closing  or (ii) any person employed by Seller or any Subsidiary of Seller who became known to or was identified to Buyer or any of its Subsidiaries in connection with the transactions contemplated by this Agreement; provided, however, that in no event will any solicitation through the placement of general employment advertising, internet postings, employee referrals, or other publication for general circulation be prohibited by this Section 6.2.

6.3                                 Employment Matters.

(a)                            At Closing, all benefits, compensation and taxation matters related to the Employees will become the sole responsibility of the Buyer for the period commencing immediately after the Closing Date; provided however, that the Seller will make available to the Employees COBRA coverage under the Seller Plans at the Employee’s or the Buyer’s expense.

(b)                           Except as required by applicable Law or as may be agreed to by Seller and Buyer, Buyer shall not assume any severance obligations or any Seller Plans, including equity compensation plans, for the Employees.  For the avoidance of doubt, Seller shall retain sponsorship of, and all liabilities under, the Seller Plans for the period prior to and including the Closing.  Seller shall retain sole responsibility for all liabilities relating to, or in connection with, the employment , or termination of employment, of each Employee prior to and including the Closing Date. The Seller shall not be responsible for any employment or termination of employment of such Employees immediately following the Closing. In addition, the Seller shall accelerate the vesting of each terminated Employee’s stock options and restricted shares granted under the Seller’s compensation plans as if such options or restricted shares of such Employees had vested as of June 3, 2007; provided, however, that each such Employee must first sign a general release and waiver of claims in favor of the Seller.

6.4                                 Public Announcements.  No Party will issue any press release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior consent of the other Party, except that a Party may make any disclosure required to be made under applicable law or stock exchange or national market system rule if such Party determines in good faith that it is necessary to do so and, if practicable, gives prior notice to the other Party.

6.5                                 Mail Handling.  Effective as of the Closing Date, Buyer and/or its Affiliates shall have the right to open all mail and packages delivered to it that are addressed to Seller or any of its Subsidiaries relating to GPAA and LDMA.  To the extent that Buyer and/or any of its Subsidiaries receives any mail or packages addressed to Seller or any of its Subsidiaries and delivered to Buyer and/or any of its Affiliates not relating to GPAA and LDMA, Buyer shall promptly deliver such mail or packages to Seller, and any information acquired, directly or indirectly, through access to such mail or packages shall be subject to the confidentiality obligations in existence between the Parties.

After the Closing Date, Buyer may deliver to Seller any checks or drafts made payable to Seller or any of its Subsidiaries, and Seller shall promptly deposit such checks or drafts, and, upon receipt of funds, reimburse Buyer within ten (10) Business Days for the amounts of all such checks or drafts, or, if so requested by Buyer, endorse such checks or drafts to Buyer for collection.  To the extent Seller or any of its Subsidiaries receives any mail or packages addressed and delivered to Seller but relating to GPAA and LDMA, Seller shall, or shall cause such Subsidiaries to, promptly deliver such mail or packages to Buyer, and any information acquired, directly or indirectly, through access to such mail or packages shall be subject to the confidentiality obligations of each Party as previously agreed.

6.6                                 Customer and Vendor Relations.  For the six-month period following the Closing Date, Seller shall not take any action that is intended to harm its relations and goodwill with the suppliers or customers of GPAA and LDMA.

6.7                                 Books and Records; Tax Matters.

(a)                            Books and Records.  Each Party agrees that it will cooperate with and make available to the other Party, during normal business hours, all books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing reasonably related to GPAA and LDMA which are necessary or useful in connection with any Tax inquiry, employee matter, audit, investigation or dispute or any other investigation or litigation or for any other appropriate administrative purpose relating to GPAA and LDMA (except in the case of a dispute between the Parties).  The Party requesting any such books and Records, information or employees shall bear all of the out of pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and Records, information or employees and shall maintain the confidentiality of all such information.

(b)                           Cooperation and Records Retention.  Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to GPAA and LDMA, including, without limitation, access to books and Records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or Proceeding relating to any Tax.  Each of Buyer and Seller shall retain all books and Records with respect to Taxes pertaining to GPAA and LDMA for a period of at least six years following the Closing Date.  At the end of such period, each Party shall provide the other with at least ten (10) days prior written notice before transferring, destroying or discarding any such books and Records, during which period the Party receiving such notice can elect to take possession, at its own expense, of such books and Records.  Buyer and Seller shall cooperate fully with each other, at each Party’s own expense, in the conduct of any audit, litigation or other proceeding relating to Taxes involving GPAA and LDMA.  Buyer and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).  Notwithstanding anything to the contrary in this Section 6.7 Seller, in its sole discretion, shall have no obligation to disclose any confidential or proprietary information to Buyer, and shall have the right to deliver any information or documentation requested pursuant to this Section 6.7 in redacted form to the extent such information or documentation is not related solely to GPAA and LDMA.

(c)                            Notices.  Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to GPAA and LDMA, and Buyer shall promptly notify Seller in writing upon receipt by Buyer of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of Buyer that reasonably may be expected to relate to GPAA and LDMA for which Seller could be liable.

(d)                           Audits.  Seller, Outdoor Channel Holdings, Inc., shall not settle any audit in a manner that would adversely affect Buyer, GPAA or LDMA and its Subsidiaries without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)                            Characterization of Payments.  Except as otherwise provided in this Agreement, any payments made to any Buyer Indemnified Party pursuant to Section 8.3 shall constitute an adjustment of the consideration paid for the Securities for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by law.

(f)                              Tax Sharing Agreements.  Any Tax-sharing agreement or similar agreements with respect to or involving Seller and either GPAA or LDMA shall be terminated as of the Closing Date and, after the Closing Date, neither GPAA nor LDMA shall be bound thereby or have any liability thereunder.

(g)                           Code Section 338(h)(10) Election.  At Buyer’s option, Seller and Buyer shall join in an election to have the provisions of Section 338(h)(10) of the Code, and similar provisions of applicable state law (“Section 338(h)(10) Elections”) apply to the acquisition of the LDMA Stock.  The parties shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law.

(h)                           Allocation of Purchase Price.  The Parties agree to allocate the Purchase Price among the purchased assets, including the assets deemed acquired in the event Buyer elects to make Section 338(h)(10) Elections in accordance with above.  The allocation of the Purchase Price is intended to comply with the requirements of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state law).  The parties covenant and agree that (i) such allocation shall be determined pursuant to a good faith, arm’s length negotiation and none of the parties shall take a position on any Tax Return (including IRS Form 8594), before any Governmental Entity or in any judicial proceeding that is in any way inconsistent with such allocation without the written consent of the other parties to this Agreement or unless specifically required pursuant to a determination by an applicable Governmental Entity; (ii) they shall cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to such allocation; and (iii) they shall promptly advise each other regarding the existence of any tax audit, controversy or litigation related to such allocation.

(i)                               Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including penalties and interest) incurred in connection with the Gold Business, if any, shall be borne equally by the Parties.

(j)                               Tax Returns and Filing.  Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns for Taxable periods of GPAA and LDMA ending on or before the Closing Date required to be filed after the Closing Date as promptly as possible, but in no event later than the due dates thereof, as such dates may be extended, and shall pay, or cause to be paid, all Taxes shown as due on such Tax Returns.  Any Taxes for a Taxable period beginning before the Closing Date and ending after the Closing Date shall be apportioned between Seller and Buyer as follows:  (i) in the case of Taxes based upon or related to income or receipts, the amount of any such Taxes allocable to the portion of the Taxable period ending on the Closing Date shall be based on an “interim closing of the books” as of the close of business on the Closing Date; and (ii) in the case of Taxes other than Taxes described in clause (i), the amount of such Taxes allocable to the portion of the Taxable period ending on the Closing Date shall be on a per diem basis whereby the product of (A) the amount of Taxes for the entire period, and (B) a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.   Notwithstanding the foregoing, for the purpose of this Agreement, the Taxable income of GPAA and LDMA for Taxable periods (or portions thereof) ending on or before the Closing Date shall not be adversely affected by any items, events or transactions occurring after the Closing (other than the normal course operations of GPAA and LDMA on the Closing Date).

6.8                                 Consents.  Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(a)                            Each of the Seller, Parent GPAA, and Buyer shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent which may be reasonably required in connection with the consummation of the transactions contemplated hereby.

(b)                           The parties shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any contract as are required thereunder in connection with the transactions contemplated hereby or for any such contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Buyer under such contract from and after the Closing.

6.9                                 Assumption of Liabilities by Buyer.  Except for the liabilities described in Section 6.3(c), the state taxation liabilities listed on Exhibit E hereto (“State Tax Liabilities”) and the liabilities for which the Seller will indemnify the Buyer pursuant to Section 8.3(a) (ii), notwithstanding any other provision in this Agreement to the contrary, the Buyer shall assume any known and unknown liabilities of the Gold Business (or any predecessor owner of all or part of the Gold Business and assets) in existence prior to and subsequent to Closing (the “Assumed Liabilities”).

6.10                           Delivery of Title to Real Property.  As soon as reasonably practicable after the Closing, the Seller shall obtain and cause to be delivered to the Buyer, with respect to any remaining Real Property, any and all documents required to transfer such property by deed into the name of LDMA, GPAA or as otherwise directed by the Buyer.

6.11                           Further Assurances.  Subject to the provisos in Section 6.1 and Section 6.2, the Parties shall cooperate reasonably with each other and with their Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, (c) transfer any assets identified after the Closing as being Gold Business assets and (d) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

6.12                           Burnt River Camp, Oregon Property.  Buyer acknowledges that the Real Property commonly known as Burnt River Camp, Oregon and located at 28089 Burnt River Canyon Lane, Baker City, Oregon is currently encumbered by that certain Trust Deed (the “Oregon Deed of Trust”) made by Global Resources, an Alaskan corporation (predecessor-in-interest to Seller) to Elkhorn Title Company, as trustee, for the benefit of Osborn L. Allison and Shirley M. Allison, as beneficiaries, dated April 29, 1987 and recorded May 12, 1987 in Deeds 87 19 046 of the official records of Baker County, Oregon, which Oregon Deed of Trust purports to secure indebtedness in the original principal amount of $50,000.  Effective as of the Closing Date, Buyer hereby assumes the Oregon Deed of Trust and agrees to pay and satisfy all past, present and future obligations or indebtedness evidenced or secured by the Oregon Deed of Trust or evidenced by any notes or other instruments referenced therein or delivered in connection therewith, including, without limitation, any principal, interest, penalties or premiums.  Buyer further agrees to indemnify, defend and hold harmless the Seller Indemnified Parties (defined below) from and against any Losses incurred or suffered by the Seller Indemnified Parties arising out of or relating to the Oregon Deed of Trust, the indebtedness secured thereby or any notes or other instruments referenced therein or delivered in connection therewith.

6.13                           Scotts River, California Property.  Buyer acknowledges that the Real Property commonly known as Scotts River, California, Oregon is currently encumbered by that certain Deed of Trust (the “California Deed of Trust”) made by Global Resources, Inc., an Alaskan corporation (predecessor-in-interest to Seller) to LA Casa Trust Deed Service, as trustee, for the benefit of Homer B. Lewis and Helen Virginia Lewis, as beneficiaries, dated July 11, 1988 and recorded August 17, 1988 as Instrument Number 88009023 of the official records of Siskiyou County, California, which California Deed of Trust purports to secure indebtedness in the original principal amount of $80,000.  Effective as of the Closing Date, Buyer hereby assumes the California Deed of Trust and agrees to pay and satisfy all past, present and future obligations or indebtedness evidenced or secured by the California Deed of Trust or evidenced by any notes or other instruments referenced therein or delivered in connection therewith, including, without limitation, any principal, interest, penalties or premiums.  Buyer further agrees to indemnify, defend and hold harmless the Seller Indemnified Parties (defined below) from and against any Losses incurred or suffered by the Seller Indemnified Parties arising out of or relating to the California Deed of Trust, the indebtedness secured thereby or any notes or other instruments referenced therein or delivered in connection therewith.

ARTICLE 7

CONDITIONS

7.1                                 Conditions to Obligations of Buyer and Seller.  The obligations of Buyer to purchase the Securities from Seller and Seller to sell the Securities hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part only by Buyer and Seller acting jointly):

(a)                            There shall not be in effect on the Closing Date any Order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Collateral Agreements.

(b)                           All Consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit Buyer and Seller to perform their obligations under this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and all terminations or expirations of waiting periods imposed by any governmental or regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Collateral Agreements, shall have occurred.

(c)                            The Collateral Agreements shall be in form and substance mutually satisfactory to Seller and Buyer, each in their sole discretion.

7.2                                 Conditions to Obligations of Buyer.  The obligations of Buyer hereunder to purchase the Securities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):

(a)                            Each of the representations and warranties set forth in ARTICLE 3 that shall be true and correct as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date).

(b)                           Seller shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before the Closing.

(c)                            Seller shall have delivered to Buyer the closing deliverables set forth in Section 2.4(a).

(d)                           Thomas Hornish shall have resigned as a director of LDMA;

(e)                            Perry Massie shall have resigned as Vice President, Secretary and as a director of Parent GPAA and President and Chairman of the Board of LDMA;

(f)                              There shall not have occurred and be continuing a Seller Material Adverse Effect.

(g)                           Buyer shall have received at the Closing a certificate, dated as of the Closing Date, of an officer of Seller certifying that the conditions set forth in Sections 7.2(a), 7.2(b), 7.2(d) , 7.2(e) and 7.2(f) have been satisfied.

(h)                           Buyer shall be satisfied, in its sole discretion, with the results of its due diligence investigation and the disclosures set forth on the Seller Disclosure Schedules.

7.3                                 Conditions to Obligations of Seller.  The obligations of Seller hereunder to sell the Securities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

(a)                            Each of the representations and warranties set forth in ARTICLE 4 shall be true and correct in each case as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date).

(b)                           Buyer shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

(c)                            Buyer shall have delivered to Seller the closing deliverables set forth in Section 2.4(b).

(d)                           Seller shall have received at the Closing a certificate, dated as of the Closing Date, of an officer of Buyer certifying that the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c) have been satisfied.

(e)                            The Air Time Agreement shall have been terminated.

ARTICLE 8

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

8.1                                 Survival of Representations, Warranties and Covenants.  The representations, warranties, covenants and obligations of the Parties set forth in this Agreement, the Seller Disclosure Schedule, the Buyer Disclosure Schedule, the certificates delivered pursuant to Section 2.4 any transfer instrument and any other certificate or document (other than the Collateral Agreements) delivered pursuant to this Agreement shall survive for twelve (12) months after the Closing Date; provided, however, that the representations and warranties of the Seller contained in Section 3.8 (Taxes) of this Agreement and the representations and warranties of Buyer contained in Section 4.1 and 4.2 of this Agreement shall survive until ninety (90) days after the expiration of the applicable statutes of limitation (including any extensions thereof) with respect thereto (each such applicable date, the “Survival Date”).  The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.  For purposes of this Agreement, each statement or other item of information set forth in the Seller Disclosure Schedule or Buyer Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller or the Buyer, as applicable, in this Agreement.

8.2                                 Buyer Indemnification.

(a)                            Subject to the limitations set forth in this ARTICLE 8, and as otherwise expressly set forth herein, Buyer hereby agrees to indemnify Seller and Seller’s Subsidiaries, Affiliates and Representatives (the “Seller Indemnified Parties”), against and agrees to hold the Seller Indemnified Parties harmless from any Loss incurred or suffered by the Seller Indemnified Parties (regardless of whether or not such Losses relate to any Third Party Claim) arising out of or related to:

(i)                            a Warranty Breach or Covenant Breach by Buyer;

(ii)                         any Taxes of GPAA or LDMA (or any Subsidiary of either), or any Taxes of Buyer levied with respect to GPAA and LDMA, attributable to Tax periods (or portions of Tax periods) ending after the Closing Date and any other Taxes (including any and all income Taxes and Taxes in the nature of income Taxes) of Buyer (and any Subsidiaries of Buyer other than GPAA or LDMA or their Subsidiaries) for any Tax periods; and

(iii)                      the Assumed Liabilities.

(b)                           Notwithstanding anything herein to the contrary and subject to the limitations set forth in this ARTICLE 8, Buyer shall have no liability with respect to indemnification under this Agreement due to a Warranty Breach or Covenant Breach until the aggregate amount of Losses incurred by the Seller Indemnified Parties due to a Warranty Breach or Covenant Breach by Buyer exceeds $25,000.

(c)                            Except as expressly provided in the next sentence of this Section 8.2(c), notwithstanding anything herein to the contrary, in no event shall Buyer’s liability for Losses (including Buyer’s reasonable costs of defending a Third Party Claim pursuant to Section 8.4) under Section 8.2(a) exceed, individually or in the aggregate, One Million Seven Hundred Thousand Dollars ($1,700,000).  The provisions of this Section 8.2(c) shall not apply to indemnification obligations arising out of, relating to or resulting from fraud on the part of Buyer.

8.3                                 Seller Indemnification.

(a)                            Subject to the limitations set forth in this ARTICLE 8, and as otherwise expressly set forth herein, Seller hereby agrees to indemnify Buyer and Buyer’s Subsidiaries, Affiliates and Representatives (the “Buyer Indemnified Parties”) against and agrees to hold the Buyer Indemnified Parties harmless from any Loss incurred or suffered by the Buyer Indemnified Parties (regardless of whether or not such Losses relate to any Third Party Claim) arising out of or related to:

(i)                            a Warranty Breach or Covenant Breach by Seller; and

(ii)                         any Taxes of Parent GPAA, GPAA, LDMA (and any respective Subsidiaries thereof), or any Taxes of Seller levied with respect to Parent GPAA, GPAA and LDMA (and any respective Subsidiaries thereof), attributable to Tax periods (or portions of Tax periods) ending on or before the Closing Date, and any other Taxes including (i) any and all income Taxes and Taxes in the nature of income Taxes arising under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law)) of Seller (and any Subsidiaries of Seller other than GPAA or LDMA or their Subsidiaries and (ii) any and all Taxes of any person imposed on Buyer, GPAA or LDMA (and any of their respective subsidiaries) as a transferee or successor by contract or pursuant to any law, rule or regulation attributable to Tax Periods (or portions thereof) ending on or prior to the Closing Date.

(b)                           Notwithstanding anything herein to the contrary and subject to the limitations set forth in this ARTICLE 8, Seller shall have no liability with respect to indemnification under this Agreement due to a Warranty Breach or Covenant Breach until the aggregate amount of Losses incurred by the Buyer Indemnified Parties due to a Warranty Breach or Covenant Breach by Seller exceeds $25,000.

(c)                            Except as expressly provided in the last sentence of this Section 8.3(c), notwithstanding anything herein to the contrary, Seller’s liability for Losses (including Seller’s reasonable costs of defending any Third Party Claim pursuant to Section 8.4) under Sections 8.3(a)(i)-(ii) shall not exceed, individually or in the aggregate, One Million Seven Hundred Thousand Dollars ($1,700,000) (the “Cap”).

8.4                                 Indemnification Procedure.

(a)                            Each Party agrees to give prompt notice (such Party with the obligation to give notice, the “Indemnified Party”) to the other Party (the “Indemnifying Party”) of the assertion of any Third Party Claim in respect of which indemnity may be sought under this Agreement, including the amount and other details of such Third Party Claim; provided, however, that the failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party shall have been materially prejudiced by such lack of timely and adequate notice.  The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of any such claim at its own expense by giving prompt notice to that effect to the Indemnified Party; provided, however, that the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of such Third Party Claim.  If the Indemnifying Party shall have so assumed the defense of any such claim, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim, without the prior written consent of the Indemnified Party, only if (i) such settlement shall be a complete release of the Indemnified Party with respect to such claim, or (ii) there is no finding or admission of any violation of any Legal Requirement or the rights of any Person, and the sole relief provided is monetary damages that are paid in fully by the Indemnifying Party.  The prior written consent of the Indemnified Party shall be required for any other settlement or entry of judgment, which shall not be unreasonably withheld or delayed.  The Indemnified Party shall at all times have the right, at its option and expense, to participate fully in, but not to control, any such defense.  If the Indemnifying Party, within thirty (30) days after receipt of the Indemnified Party’s notice of a Third Party Claim, does not give such notice to take over the defense of such Third Party Claim and proceed diligently to defend the Third Party Claim, then the Indemnified Party shall have the right, but not the obligation, to undertake the defense of such Third Party Claim.  The Parties shall cooperate in defending any Third Party Claim, and the defending party shall have reasonable access to the books, records and personnel which are pertinent to the defense and which are in the possession or control of the other Party.  The Parties agree that any Indemnified Party, at its own expense, may join an Indemnifying Party in any Third Party Claim, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of indemnity granted to such Indemnified Party pursuant to this Agreement.

(b)                           Any claim for indemnification made directly by an Indemnified Party and which does not result from a Third Party Claim or action, shall be asserted by prompt written notice submitted in good faith and specifying in reasonable detail the basis for such claim provided, however, that the failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party shall have been materially prejudiced by such lack of timely and adequate notice.  The Indemnifying Party shall have a period of 30 days within which to respond thereto.  If the Indemnifying Party does not respond within such 30 day period, such Party shall be deemed to have accepted responsibility to, and shall promptly make, such payment and shall have no further right to contest the validity of such claim.

(c)                            In case a Party shall object in writing to any claim or claims made in any notice to recover Losses from the Indemnifying Parties within 30 days after delivery of such notice, the Party receiving such notice (the “Receiving Party”) and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Receiving Party and the Indemnified Parties should so agree, a memorandum setting forth any agreement reached by the parties with respect to such claim shall be prepared and signed by both parties.  The Indemnified Parties and the Receiving Party shall each be entitled to rely on any such memorandum and take any actions as may otherwise be contemplated in such memorandum.

(d)                           If no such agreement can be reached after good faith negotiation and prior to 60 days after delivery of notice for claim hereunder, either the Indemnified Parties or the Receiving Party may demand arbitration of the matter unless the amount of the Losses is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Indemnified Parties and the Receiving Party.  In the event that, within 30 days after submission of any dispute to arbitration, the Indemnified Parties and the Receiving Party cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30-day period, the Indemnified Parties and the Receiving Party shall each select one arbitrator.  The two arbitrators so selected shall select a third arbitrator.  If the Receiving Party fails to select an arbitrator during this 15-day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by the Indemnified Parties.  If the Indemnified Parties fails to select an arbitrator during this 15-day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by the Receiving Party.

(e)                            Any such arbitration shall be held in San Diego County, California, under the rules then in effect of the American Arbitration Association.  The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including, the respective expenses of each Party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.  The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Indemnified Parties’ notice shall be final, binding, and conclusive upon the parties to this Agreement.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Indemnified Parties shall be entitled to indemnification as set forth herein.  Within 30 days of a decision of the arbitrator(s) requiring payment by one Party to another, such party shall make the payment to such other Party.

(f)                              Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  The forgoing arbitration provision shall apply to any dispute between the Receiving Party, on the one hand, and any Indemnified Party, on the other hand, under this ARTICLE 8 hereof.

8.5                                 Limitation on Recovery.  With respect to any Loss claimed pursuant to Section 8.2 or Section 8.3, the Indemnifying Party shall not be liable, except in the case of fraud, for any incidental, special, consequential or punitive damages, including loss of profits or goodwill, except to the extent a Governmental Authority has required such amounts to be paid to a Third Party.

8.6                                 Insurance.  The amount of any Loss claimed pursuant to Section 8.2 or Section 8.3 shall be offset by any amounts that the Indemnified Party actually recovers under insurance policies or agreements or any other person or entity responsible for such Loss with respect to such Loss (net of all reasonable fees, costs and expenses incurred in enforcing rights to recovery).  The Indemnified Party shall use commercially reasonable efforts to recover such amounts promptly.  In the event any such amounts are collected after a claim for Losses has been paid by an Indemnifying Party, the Indemnified Party shall promptly reimburse such amounts to such Indemnifying Party.  The Parties agree to treat indemnification payments as an adjustment to the Purchase Price.

8.7                                 Sole and Exclusive Remedy.  Each Party acknowledges and agrees that after the Closing Date, its sole and exclusive remedy with respect to any and all claims other than fraud and willful misconduct relating to or arising out of any representation, warranty, covenant or agreement made by the other Party pursuant to this Agreement shall be pursuant to the indemnification provisions of this ARTICLE 8.  Nothing set forth in this Agreement shall be deemed to prohibit or limit either Party’s right at any time before, on or after the Closing Date, to seek injunctive or other equitable relief for the failure of the other Party to perform any covenant or agreement contained herein.

8.8                                 Assignment of Claims.  If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Loss pursuant to Section 8.2 or Section 8.3 and the Indemnified Party could have recovered all or a part of such Loss from a Third Party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

ARTICLE 9

[OMITTED]

ARTICLE 10

GENERAL

10.1                           No Third Party Beneficiaries.  Nothing contained in this Agreement shall be construed to confer upon or give to any person or entity other than the Parties, the Indemnified Parties, and their successors and assigns, any rights or remedies under or by reason of this Agreement.

10.2                           Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally (by hand or by courier) to the Party to whom notice is to be given, (b) immediately after it has been sent via facsimile, with a confirmation of complete transmission received by transmitting Party, except where dispatch is not on a Business Day, then on the next Business Day following the date of dispatch, if transmitted via facsimile to the Party to whom notice is to be given, (c) on the third Business Day after mailing if mailed to the Party to whom notice is to be given, by first class mail registered or certified, postage prepaid, or (d) on the Business Day after mailing if mailed by Federal Express, and properly addressed as follows:

If to Buyer:	Thomas H. Massie
Telephone: (951) 695-7524
Fax: (951) 699-4062

With a copy to (which shall not constitute notice):	Procopio, Cory, Hargreaves & Savitch LPP 530 B Street, 21st Floor
San Diego, CA 92101
Attention: Paul Johnson, Esq.
Telephone: (619) 525-3866
Fax: (619) 744-5443

If to Seller:	Outdoor Channel Holdings, Inc
43445 Business Park Drive, Suite 113
Attention: Chief Financial Officer
Telephone: (951) 699-4749
Fax: (951) 699-4062

With a copy to (which shall not constitute notice):	Wilson Sonsini Goodrich & Rosati Professional Corporation
12235 El Camino Real, Suite 2001
Attention: Martin J. Waters, Esq.
Telephone: (858) 350-2300
Fax: (858) 350-2399

10.3                           Entire Agreement; Modification; Waiver.

(a)                            This Agreement, the Collateral Agreements and the schedules and exhibits attached hereto and thereto set forth the entire agreement of the Parties with respect to the matters contained herein and no prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective for any purpose.  No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by the Parties.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b)                           Following the Closing Date, Seller shall take reasonable steps to maintain the confidentiality of all information included in the Gold Business that Seller held, or purported to hold, as a trade secret prior to the Closing Date.

10.4                           Expenses.  Each of the Parties shall pay all costs and expenses incurred or to be incurred by it (including, without limitation, all fees related to accounting, legal and other professional services) in negotiating and preparing this Agreement, the Collateral Agreements and the exhibits hereto and thereto, in closing and carrying out the transactions contemplated by this Agreement, the Collateral Agreements and the exhibits hereto and thereto, and in relation to the transfer of the Securities.

10.5                           Attorney’s Fees.  In any court action at law or equity which is brought by one of the Parties to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorney’s fees, in addition to any other relief to which that Party may be entitled.

10.6                           Time of the Essence.  Time is of the essence with respect to the performance of this Agreement.

10.7                           Governing Law and Construction.  This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the state of California without regard to any principles governing conflicts of laws.  The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party, shall not be applicable in the interpretation of this Agreement.

10.8                           Jurisdiction.  Any Proceeding arising out of or relating to this Agreement may be brought in any state or federal court located in San Diego County, California.

10.9                           Remedies Cumulative.  Subject to Section 8.7 above, the rights and remedies of the Parties shall be cumulative (and not alternative).  Each of Buyer and Seller agrees that: (a) in the event of any Breach or threatened Breach by such Party of any covenant, obligation or other provision set forth in this Agreement, the other Party shall be entitled (in addition to any other remedy that may be available to it) to an injunction restraining such Breach or threatened Breach; and (b) neither Party nor any other Indemnified Party shall be required to provide any bond or other security in connection with any such decree, Order or injunction or in connection with any related action or Proceeding.

10.10                     Assignment.  This Agreement shall inure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns.  Neither Party may assign any of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

10.11                     Relationship.  The relationship of the Parties is determined solely by the provisions of this Agreement.  This Agreement does not create any agency, partnership, joint venture or trust.

10.12                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  Copies of executed counterparts transmitted by electronic facsimile or other means of electronic transmission shall be considered original executed counterparts for purposes of this Section 10.12.

10.13                     Severability.  If any provision of the Agreement is held to be invalid or unenforceable at law, that provision will be reformed as a valid provision to reflect as closely as possible the original provision giving maximum effect to the intent of the Parties, or if that cannot be done, will be severed from the Agreement without affecting the validity or enforceability of the remaining provisions.

10.14                     Dispute Resolution.  Subject to Section 8.4, in the case of any disputes under this Agreement, the Parties shall first attempt in good faith to resolve their dispute informally, or by means of mediation as follows: any Party may, upon written notice to the other, submit such dispute to the other Party, or to such Party’s executives who have the authority to settle the controversy, who shall meet to attempt to resolve the dispute by good faith negotiations.  In the event the Parties are unable to resolve such dispute within thirty (30) days after such notice is received, each Party may elect to submit the dispute to non-binding mediation in San Diego County, California.  If such mediation is unsuccessful in resolving the dispute, any party may avail itself of any remedies available to it, whether at law or in equity, including recourse to any court of competent jurisdiction.

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PRIVILEGED AND
CONFIDENTIAL

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

THE GOLD BUSINESS, LLC.

By:	/s/ Thomas H. Massie

Name:	Thomas H. Massie

Title:	Managing Member

Address:

OUTDOOR CHANNEL HOLDINGS, INC.

By:	/s/ Thomas E. Hornish

Name:	Thomas E. Hornish

Title:	COO

GOLD PROSPECTORS’ ASSOCIATION OF AMERICA, INC.

By:	/s/ William Owen

Name:	William Owen

Title:	Assistant Secretary

SCHEDULE 7.2(g)

Seller Officer Certificate

SCHEDULE 7.3(d)

Buyer Officer Certificate

EXHIBIT A

Transition Services Agreement

EXHIBIT B

Programming License Agreement

EXHIBIT C

Lease

EXHIBIT D

Real Property

1. That certain real property commonly known as Scotts River Junction, located in Siskiyou County, CA.

2. That certain real property commonly known as Leadville Property, located in Lake County, Colorado.

3. That certain real property commonly known as Oconee Camp, located in Oconee County, South Carolina.

4. That certain real property commonly known as Burnt River Camp, located in Baker County, Oregon.

5. That certain real property commonly known as Cripple River Property, located in the Cape Nome Recording District, Alaska.

6. That certain real property commonly known as Omilak Property, located in the Cape Nome Recording District, Alaska.

7. That certain real property commonly known as Stanton Camp, located in Yavapai County, Arizona.

8. That certain real property commonly known as Vein Mountain Camp, located in McDowell County, North Carolina.

9. That certain real property commonly known as the Athens Property, located in Calhoun County, Michigan.

10. That certain real property commonly known as Blue Bucket, located in Baker County, Oregon.

11. That certain real property commonly known as Loud Mine, located in White County, Georgia.

EXHIBIT E

State Tax Liabilities

Seller has paid state income taxes only in California (where its headquarters is located) and had not paid income taxes to any other state. Seller has determined that it may have state income tax liability up to and including the Closing Date in eight states (Alaska, Arizona, Colorado, Georgia, Michigan, North Carolina, Oregon and South Carolina) other than California in which the gold prospecting properties are located and have filed income tax returns in those states for past years, but such returns have not yet been finalized.